Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS For Immediate Release

MANITOWOC COMPLETES
SENIOR SUBORDINATED NOTES REDEMPTION

MANITOWOC, Wis. - August 1, 2007 – The Manitowoc Company today announced that it has completed the previously announced redemption of its 10.5% Senior Subordinated Notes due 2012.  The call premium paid to note holders was 105.25% of the principal amount of the notes.  The total cash paid was $129 million which included the call price, accrued and unpaid interest and other related costs at the time of redemption.  The Bank of New York, trustee for the issue, redeemed the notes through its New York office.  Manitowoc generated proceeds for the redemption of the notes from its multi-currency revolving credit facility, its accounts receivable securitization facility and cash on hand.

As a result of the redemption, the related indenture dated August 8, 2002, by and among The Manitowoc Company, the guarantor subsidiaries thereunder and The Bank of New York, as trustee, terminated automatically as of August 1, 2007.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the US maritime industry.

Company contact:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720